                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Theodore R. Cahall, Jr., has authorized and designated Ira Parker and Julie Jacobs to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto)
that the undersigned may be required to file with the U.S. Securities and
Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AOL Inc. The authority of Ira Parker and Julie
Jacobs under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of AOL Inc., unless earlier revoked in writing. The undersigned acknowledges that Ira Parker and Julie Jacobs are not assuming any of the undersigned's responsibilities to comply with Section 16 of the
Securities Exchange Act of 1934.

                                        By:   /s/ Theodore R. Cahall, Jr.
                                              ----------------------------------
                                        Name: Theodore R. Cahall, Jr.

                                        Date: November 11, 2009